UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)


                           Beacon Roofing Supply, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    073685109
                                 (CUSIP Number)



                                December 31, 2007
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 073685109                   13G                     Page 2 of 8 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Basswood Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,053,136
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,053,136
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,053,136
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                         [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 073685109                   13G                     Page 3 of 8 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Basswood Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,288,826
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,288,826
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,288,826
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                         [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.9%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 073685109                   13G                     Page 4 of 8 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Matthew Lindenbaum
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,057,625
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,057,625
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,057,625
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                         [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 073685109                   13G                     Page 5 of 8 Pages
-------------------                                           ------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bennett Lindenbaum
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,057,625
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,057,625
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,057,625
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                         [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

     This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is filed with respect to Beacon Roofing Supply, Inc., a Delaware corporation, to amend the
Schedule 13G filed on February 16, 2007 (as amended by this Amendment No. 1, the "Schedule 13G") pursuant to the annual amendment requirements. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13G.

Item 4.   Ownership

Item 4 is hereby amended and restated as follows:

     Unless otherwise indicated, the percentages used herein are calculated based upon the 44,281,312 shares of Common Stock issued and outstanding as of February 1, 2008, as represented on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on February 8, 2008.

     As of the date hereof:

     1. Basswood Capital Management, LLC
        (a) Amount beneficially owned: 2,053,136
        (b) Percent of class: 4.6%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 2,053,136
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 2,053,136

     2. Basswood Partners, LLC
        (a) Amount beneficially owned: 1,288,826
        (b) Percent of class: 2.9%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 1,288,826
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 1,288,826

     3. Matthew Lindenbaum
        (a) Amount beneficially owned: 2,057,625
        (b) Percent of class: 4.6%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 2,057,625
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 2,057,625

     4. Bennett Lindenbaum
        (a) Amount beneficially owned: 2,057,625
        (b) Percent of class: 4.6%
        (c) (i) Sole power to vote or direct the vote: 0
            (ii) Shared power to vote or direct the vote: 2,057,625
            (iii) Sole power to dispose or direct the disposition: 0
            (iv) Shared power to dispose or direct the disposition: 2,057,625

As the investment advisor or investment manager to the each of the Funds, Basswood may be deemed to have beneficial ownership over 2,053,136 shares of Common Stock directly owned by the Funds (none of which individually beneficially own more than 5% of the class), by virtue of the authority granted to it by the Funds (or, in the case of the Domestic Funds, the General Partner) to vote and to dispose of the securities held by the Funds, including the shares of Common Stock. As the general partner to each of the Domestic Funds, the General Partner may be deemed to have beneficial ownership over 1,284,337 shares of Common Stock directly owned by the Domestic Funds by virtue of the authority granted to it by the Domestic Funds to vote and to dispose of the securities held by the Domestic Funds, including the Common Stock. In addition, the General Partner directly owns 4,489 shares of Common Stock. As Managing Members of Basswood and the General Partner, Matthew Lindenbaum and Bennett Lindenbaum may be deemed to have beneficial ownership over 2,057,625 shares of Common Stock directly owned by the Funds and the General Partner.

Item 5.   Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]


Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            [Signature pages follow]

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

                                             Basswood Capital Management, LLC


                                             By: /s/ Matthew Lindenbaum
                                                 -------------------------------
                                                 Name:   Matthew Lindenbaum
                                                 Title:  Managing Member


                                             Basswood Partners, LLC


                                             By: /s/ Matthew Lindenbaum
                                                 -------------------------------
                                                 Name:   Matthew Lindenbaum
                                                 Title:  Managing Member


                                             /s/ Matthew Lindenbaum
                                             -----------------------------------
                                             Matthew Lindenbaum, an individual


                                             /s/ Bennett Lindenbaum
                                             -----------------------------------
                                             Bennett Lindenbaum, an individual



               [SIGNATURE PAGE OF AMENDMENT NO. 1 TO SCHEDULE 13G
                  WITH RESPECT TO BEACON ROOFING SUPPLY, INC.]